Exhibit 10.1

CONFIDENTIAL

June 21, 2022

Robert D. Kump

3 Kensington Place

Westport, CT 06880

Dear Bob:

As you are aware, on or around April 27, 2022, you provided notice to Avangrid Management Company (the “Company”) that you are terminating your employment with the Company and retiring, effective June 24, 2022 (“Notice”).

The last day of your employment with the Company will be June 24, 2022 (“Last Day of Employment”). The Company acknowledges that, as of the Last Day of Employment, you are eligible for payments and benefits as a retiree under the Company’s plans and policies. Subject to the terms and limitations set forth herein, the Company is offering you certain consideration as set forth below in this Confidential Separation Agreement and Release (“Agreement”). This includes, but is not limited to, certain compensation and benefits, as set forth in Section 7.2 of the Employment Agreement that you entered into on or around October 1, 2010 with Iberdrola USA, Inc. and Iberdrola USA Management Corporation (“Employment Agreement”). Subject to the below terms and limitations, the Company agrees to provide you with the consideration, set forth herein, solely in recognition for your long years of service to the Company, and as is otherwise required under Section 7.2 of the Employment Agreement. For the avoidance of doubt, none of the payments made to you by the Company under this Agreement arise under Section 7.1 of the Employment Agreement, i.e., the provision setting forth compensation for a Good Reason termination, among other things. By executing this Agreement, you acknowledge and agree that none of the consideration referenced herein arises out of or relates in any way to your Employment Agreement’s provisions related to a Good Reason termination. In addition, by execution of this Agreement you withdraw your Notice other than with respect to your notification that you intend to retire effective as of your Last Day of Employment.

Your participation in the Retirement, 401(k), Disability, Personal Time programs and any other applicable benefits, will end on June 30, 2022 (i.e., the last day of the month of your Last Day of Employment). Your regular health insurance coverage will also end on that day. However, you will be entitled to continue your health care coverage at your own expense under the federal law known as COBRA. Information concerning COBRA options and rates, and a COBRA enrollment form, will be provided by the Company’s Benefits Administrator (YBR) after your Last Day of Employment. You must enroll in COBRA coverage in order to receive continued benefits; failure to timely complete a COBRA enrollment form will result in forfeiture of the coverage.

Of course, regardless of whether or not you agree to the terms set forth in this letter, upon termination, you will receive all payments and benefits due to you as a retiree under plans and policies of the Company and Avangrid as set forth in Exhibit C attached hereto and will receive all wages due and any accrued, as well as any unused paid time off, pursuant to Company policy. That payment will be made to you on the next regular Company pay date, following the last day of your employment (unless state or other law requires payment on a different schedule).

The remaining pages of this document contain the terms and conditions of this Agreement, as defined immediately below, and the consideration you will receive if you enter into and abide by this Agreement.

Internal Use

Confidential Separation Agreement and Release

This CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made by and among Avangrid Management Company, LLC (the “Company”) and Robert D. Kump (“Mr. Kump” or “you”) (together the “Parties”) as of June 21, 2022.

WHEREAS Mr. Kump entered into a certain employment agreement with Iberdrola USA, Inc. and Iberdrola USA Management Corporation on or about October 1, 2010 (the “Employment Agreement”).

WHEREAS on or about April 27, 2022, Mr. Kump provided notice of the termination of the Employment Agreement, effective June 24, 2022 (“Notice”).

NOW, THEREFORE, in connection with Mr. Kump’s Notice, and in exchange for the good and valuable consideration described below, the Parties hereby agree as follows:

1.	Consideration

In consideration of the promises and covenants set forth herein, including, but not limited to, your agreement to cooperate in any proceedings as set forth more fully in Section 8 hereof, and your release of claims against the Company and the Releasees, as that term is defined herein and as set forth more fully in Section 5 hereof, and in recognition of your many years of service to the Company, the Company shall do the following:

1.1      Pay you Nine Hundred Thousand Dollars ($900,000), as set forth in Section 7.2 of the Employment Agreement and in recognition of your many years of service to the Company (“Payment”). A true and accurate copy of the Employment Agreement is attached hereto as Exhibit A.

1.2      Make the Payment to you on the first pay date following expiration of the revocation period described in Section 11 hereof, and then only if you have not exercised your right of revocation.

1.3      Pay your reasonable attorneys’ fees relating to or arising from your resignation/retirement and this Agreement, up to a maximum of $20,000, such fees to be paid directly to your counsel within ten (10) business days after the Company receives from your counsel a summary invoice and a Form W-9.

2.	No Other Consideration

Except for the consideration noted above in Section 1.1 of this Agreement and except for the payments and benefits set forth in Exhibit C hereto, you expressly admit, acknowledge and agree that no other consideration, compensation or reimbursement of any kind shall be provided by the Company to you, and that you have no entitlement to, or any right to make a claim for, any additional consideration, compensation or reimbursement by the Company, Avangrid, Inc. or Avangrid, Inc.’s affiliates, including their parents, subsidiaries and other entities of their corporate group, joint ventures, and their respective current and former directors, officers, members, employees, agents, insurers stockholders, shareholders, representatives, predecessors, successors and assigns, of any kind or under any circumstance whatsoever. You further admit, acknowledge and agree that no promises of any future payments have been made to you by the Company, Avangrid, Inc. or Avangrid, Inc.’s affiliates,

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including their parents, subsidiaries and other entities of their corporate group, joint ventures, and their respective current and former directors, officers, members, employees, agents, insurers, stockholders, shareholders, representatives, predecessors, successors, and assigns.

3.	Withdrawal and Notice of Resignation

You agree that your execution of this Agreement acts as an automatic withdrawal, with prejudice, of your Notice. You also agree that no further action by you or the Company is required to withdraw that Notice with prejudice. Additionally, by executing this Agreement, you agree that your departure from the Company operates (a) as a Termination Without Good Reason, as that term is defined in Section 7.2 of the Employment Agreement (except for the additional payment that the Company is providing to you in recognition of your years of service to the Company) and (b) as a retirement under the plans, and policies of the Company and Avangrid.

4.	Confidentiality, Non-Disparagement, Forfeiture and Covenants

4.1	Proprietary Information

You acknowledge and agree that the obligations set forth in Section 9 of the Employment Agreement and the obligations set forth in the Employee Invention and Confidentiality Agreement that you entered into on or about February 8, 2001 with Energy East Management Corporation (“Invention and Confidentiality Agreement”) are still in full force and effect and are binding upon you, except as provided in Section 4.4 of this Agreement. A true and accurate copy of the Invention and Confidentiality Agreement is attached hereto as Exhibit B.

4.2	Confidentiality

Unless and until any such information is publicly disclosed by the Company, you agree to keep confidential the terms and conditions of this Agreement, as well as the content of discussions pertaining to this Agreement. You may, however, discuss this Agreement with your attorneys, financial advisors, and immediate family members. You agree to take all steps reasonably necessary to ensure that such parties to whom disclosure is authorized maintain the confidentiality of such information.

You acknowledge and agree that the confidentiality obligations set forth in Section 9 of the Employment Agreement and the obligations set forth in the Invention and Confidentiality Agreement are still in full force and effect and are binding upon you.

You further agree not to disclose or disseminate to anyone other than authorized representatives of the Company and the Company’s affiliates, unless required to do so by law, nonpublic information concerning (1) business plans or strategic plans of the Company, Avangrid, Inc. or its affiliates; (2) trade secrets, defined as , information that derives or maintains economic value, actual or potential, from not being generally known to the public or other persons who can obtain economic value from its disclosure or use; or (3) any other confidential or proprietary information concerning the Company, Avangrid, Inc., its affiliates or customers, including, but not limited to, proprietary processes and procedures, financial and accounting information, strategic planning information, human resources information, the Company, Avangrid, Inc. or its affiliates’ policies, the Company, Avangrid, Inc. or its affiliates’ operating information, and customer and supplier information (“Confidential Information”).

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You understand that your disclosure of Confidential Information to anyone may subject you and any other user of that information to legal and equitable claims by the Company and/or Avangrid, Inc. or its affiliates.

You are hereby advised that, notwithstanding your non-disclosure obligations: (1) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files all documents containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

4.3	Non-Disparagement

You further agree that you will not make any disparaging or false statements to any person or entity concerning the Company, Avangrid, Inc. or any of its affiliates, including their parents, subsidiaries and other entities of their corporate group, joint ventures, and their respective current and former employees, officers or directors. In no manner shall this obligation prevent you from responding to any government agency, court order or subpoena with truthful and accurate information. The Company also agrees that its officers and the officers of Avangrid, Inc. will not make any disparaging or false statements to any person or entity concerning you.

4.4	Non-Solicitation, Non-Competition

You acknowledge and agree that the obligations set forth in Section 9 of the Employment Agreement, and the obligations set forth in the Invention and Confidentiality Agreement, are still in full force and effect and are binding upon you, provided however that the Company hereby waives your compliance with Section 9 of the Invention and Confidentiality Agreement relating to non-competition.

4.5	Forfeiture

You understand and acknowledge that if you materially breach Section 4 hereof, including any of its subparts, any other term of this Agreement, Section 9 of the Employment Agreement, or any term of the Invention and Confidentiality Agreement, that you shall immediately forfeit all benefits granted to you under this Agreement.

Before the Company can take any action against you pursuant to this Section 4, it must first provide written notice to you (i) setting forth with particularity the factual bases for the Company’s position that a material breach has occurred, (ii) stating specifically what provision(s) the Company contends you have breached, and (iii) providing you at least twenty (20) business days to respond and/or to cure (if curable).

5.	Release of Claims

(a)      In consideration for the compensation and other consideration set forth above, you, for yourself and your heirs, executors, administrators, successors, assigns and trustees, and anyone claiming for or through you (collectively, the “Employee Releasors”) hereby

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fully waive, release, give up and forever discharge the Company, including, without limitation, all of the Company’s and Avangrid, Inc.’s affiliates, including their parents, subsidiaries and all other entities of their corporate group, Iberdrola USA, Inc., Iberdrola USA Management Corporation, joint ventures, and their respective current and former directors, officers, members, employees, agents, insurers, stockholders, shareholders, representatives, predecessors, successors and assigns, and all persons acting by, through, under, or in concert with any of them (collectively the “Company Releasees”), of and from any and all rights, liabilities, damages, claims, causes of action and demands of whatsoever kind, in law or in equity, under federal and state constitutions, statutes or common law, whether direct or indirect, known or unknown, arising out of or relating in any way to your employment with the Company, any agreement concerning such employment (excepting this Agreement), or the termination of that employment and any other matter arising before the date of this Agreement.

You acknowledge and understand that, by entering into this Agreement, you are waiving and releasing any legal claims you may have relating to your employment at the Company and the termination of that employment. You acknowledge and agree that you have obtained the benefit of legal advice in connection with this Agreement.

This release includes, but is not limited to, any claims for additional compensation, reimbursement, benefits, or wages in any form, as well as damages, reemployment, or reinstatement. This release also includes, but is not limited to, all claims under any state, federal or local laws, including the Oregon Equality Act (Oregon Revised Statutes Chapter 659A); Oregon Revised Statutes Chapter 659; the Oregon Family Leave Act; the Oregon Military Family Leave Act; the New York State Human Rights Law; the New York Labor Law (including, but not limited to, the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law); the New York State Human Rights Law; Section 125 of the New York Workers’ Compensation Law; the New York City anti-discrimination law, N.Y.C. Admin Code §§ 8-107, et seq. the Connecticut Family and Medical Leave Act, Conn. Gen. Stat. Ann. §§ 31-51kk et seq.; Connecticut’s whistleblower law, Conn. Gen. Stat. Ann. § 31-51m; Connecticut’s free speech law, Conn. Gen. Stat. Ann. § 31-51q; the Connecticut Fair Employment Practices Act, Conn. Gen. Stat. Ann. §§ 46a-58, et seq.; Connecticut’s minimum wage and wage payment laws, Conn. Gen. Stat. Ann. §§ 31-58 to 31-76m; the anti-retaliation provision of Connecticut’s workers’ compensation statute, Conn. Gen. Stat. Ann. § 31-290a; the Maine Whistleblower Protection Act; the Maine Human Rights Act; ERISA, 29 USC § 1001 et seq.; Title VII of the Civil Rights Act of 1964, 42 USC § 2000e et seq. as amended; the Pregnancy Discrimination Act; the Post Civil War Civil Rights Acts, 42 USC §§ 1981-88; the Civil Rights Act of 1991; the Equal Pay Act; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Federal Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the Rehabilitation Act of 1973; the Occupational Safety and Health Act; the Labor Management Relations Act; the National Labor Relations Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Labor Standards Act; and Executive Order 11246, all as amended, including any regulations or guidelines thereunder, and any other applicable or analogous state or federal law, or statutory, local or common law regulating employment, including claims for retaliation, wrongful discharge, contract and tort claims, and any and all claims under any other federal, state or local labor law, civil rights law, fair employment practice law, and human rights law, any and all claims of slander, libel, defamation, invasion of privacy, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, fraud, violation of public policy, breach of contract, breach of implied covenant of good faith and fair dealing, personal injury, mental anguish, injury to health and/or personal reputation, prima facie tort, and any other claim arising out of your employment with or the termination of your employment with the Company, or under any other facts or circumstances

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whatsoever related thereto, any and all claims for monetary recovery, including but not limited to, back pay, front pay, liquidated, compensatory, and punitive damages, and attorneys’ fees, experts’ fees, disbursements and costs, which any of the Releasors ever had, now have, or hereafter can, shall, or may have, for, upon, or by reason of any matter, cause, or thing, whatsoever, from the execution date of this Agreement, against any of the Releasees.

(b)      In consideration for the terms of this Agreement, the Company Releasees (as defined earlier) hereby fully waive, release, give up and forever discharge the Employee Releasors (as defined earlier) from any and all rights, liabilities, damages, claims, causes of action and demands of whatsoever kind, in law or in equity, under federal and state constitutions, statutes or common law, whether direct or indirect, known or unknown, arising out of or relating in any way to your employment with the Company, any agreement concerning such employment (excepting this Agreement), or the termination of that employment and any other matter arising before the date of this Agreement, provided however that the Company expressly reserves any claims it may have against you for any acts of fraud, theft, defalcation, or comparable misconduct arising out of or relating to your employment with the Company about which the Company is presently unaware; provided further that the Company warrants and represents that, after due diligence, it is presently unaware of any factual basis for any such claim against you.

6.	Exceptions to Release

Notwithstanding the foregoing, you do not waive your right to (i) any rights and obligations under this Agreement, (ii) any vested rights to benefits in the Company’s 401(k) Plan or applicable Retirement Plan(s) or policies, (iii) any rights to benefits or payments as described in Exhibit C attached hereto, (iv) any rights to defense and indemnity or to liability insurance coverage (e.g., directors’ and officers’ liability insurance), or (v) any claims that cannot be waived by law.

The Company and you agree that this Agreement shall not release any claim that cannot be released by private agreement. Also, this Agreement will not affect either party’s ability to challenge the enforceability of this Agreement under the Older Workers’ Benefit Protection Act.

7.	Return of Company Property and Surrender of Records

You agree on or before the Last Day of Employment to return all property of the Company, Avangrid, Inc. and its affiliates that you may have in your possession, including, but not limited to, any employee identification cards, Company credit cards, computer equipment, cell phones, and keys, on or before your final active day of employment.

You also acknowledge and agree that the obligations regarding the return of documents, set forth in the Invention and Confidentiality Agreement, are still in full force and effect and are binding upon you.

8.	Cooperation

You agree to cooperate to a reasonable extent with the Company’s and its counsel’s reasonable requests for information or assistance, including any such requests related to any Company review of compliance, legal or any other issues, for a response to any lawfully served civil or criminal subpoenas, and for participation in any administrative, regulatory, judicial, or other proceeding arising from any charge, complaint or other action, which has been or may be filed and about which you may have knowledge as a result of your employment with the Company, including, but not limited to, any claims with the American Arbitration Association. Such cooperation may include, but is not limited to,

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attending interviews or meetings with in-house or external legal counsel, reviewing documents, or otherwise providing information to the Company. In any communications during any of the aforementioned proceedings, you agree to use your best efforts to be truthful.

9.	Arbitration

You acknowledge and agree that the obligations set forth in Section 14 of the Employment Agreement are still in full force and effect and are binding upon you.

In the event of any dispute arising out of or relating to this Agreement that is not informally resolved, such dispute shall be fully and finally resolved, as set forth in Section 14 of the Employment Agreement. Notwithstanding the foregoing, disputes that cannot be arbitrated or subjected to pre-dispute arbitration agreements under controlling federal statute are expressly exempted from this Section.

10.	Older Workers’ Benefit Protection Act

In accordance with the Older Workers’ Benefit Protection Act (the “Act”), you acknowledge that (1) you were advised in writing to consult with your attorney before signing this Agreement; (2) you are aware of your rights under the Act; (3) you understand you are releasing certain legal rights, including rights under the Age Discrimination in Employment Act, and you are choosing to do so voluntarily; (4) as consideration for executing this Agreement, you have received additional benefits and compensation of value to which you would otherwise not be entitled; (5) you have been given a period of at least twenty-one (21) days to consider this offer; and (6) you have a period of seven (7) days from the date immediately following execution of this Agreement in which you may revoke this Agreement by written notice. In the event you sign this Agreement and do not exercise your right to revoke, this Agreement shall become effective on the date immediately following the seven (7) day waiting period described above.

11.	Time for Consideration of Offer and Additional Acknowledgements

You acknowledge that you received this Agreement and offer on June 21, 2022. This offer shall remain open to you for your consideration for a period of twenty-one (21 days), and shall expire at 5:00 PM (Eastern Time) on July 11, 2022. In the event you have not executed this Agreement by the time of its expiration, the offer shall be closed. You are free, of course, to accept the offer earlier by executing this Agreement. If you choose to sign this Agreement before the twenty-one (21) day period expires, in so doing, you acknowledge that you did so voluntarily and with the benefit of advice from your own counsel, and that you had the opportunity to take twenty-one (21) days to consider this Agreement.

If you accept the Company’s offer by executing this Agreement, you shall have a period of seven (7) days from the day immediately following the date of your execution of this Agreement in which you may revoke this Agreement, at your sole election. Notice of revocation of this Agreement shall be made by you, in writing, to Kyra Patterson, Chief Human Resources Officer, 180 Marsh Hill Road, Orange, CT 06477-3629.

12.	No Admissions

This Agreement shall not, in any way, be construed as an admission of any kind by the Company, Avangrid, Inc. or its affiliates, or by Iberdrola USA, Inc. or Iberdrola USA Management Corporation. The Company, Avangrid Inc. and its affiliates, and Iberdrola USA, Inc. and Iberdrola USA Management Corporation specifically deny wrongdoing of any kind with respect to you, your employment and/or

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your Employment Agreement. You further agree that this Agreement and its contents shall not be introduced in any proceeding as evidence of any fact or conclusion, except only that this Agreement may be introduced in a proceeding arising from a breach of this Agreement, or as a defense, by either you, the Company, Avangrid, Inc. or its affiliates.

13.	Severability

If any portion or provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement will be deemed severable, will not be affected and will remain in full force and effect.

14.	Entire Agreement; Applicable Law

All agreements and understandings between the parties to this Agreement are embodied and expressed in this Agreement and in certain provisions of the Employment Agreement and the Invention and Confidentiality Agreement. The Employment Agreement shall remain in full force and effect until the Date of Termination, June 24, 2022. Following the Date of Termination, June 24, 2022, provisions in the Employment Agreement and the Invention and Confidentiality Agreement which, by their nature and terms, survive the termination of your employment, shall also survive except as modified by this Agreement. This Agreement shall also survive the termination of your employment and remain in full force and effect. You acknowledge that no representations have been made to you, by the Company, Avangrid, Inc. or any of its affiliates, including their parents, subsidiaries and other entities of their corporate group, joint ventures, or their respective current and former directors, officers, employees, agents, insurers, stockholders, shareholders, representatives, successors and assigns, other than those set forth herein. The terms of this Agreement are contractual and are not mere recitals. This Agreement shall be governed, construed, interpreted, performed and enforced by and under the laws of the United States and the State of New York, without giving effect to conflicts of law principles.

15.	Existing and Newly Initiated Suits

You confirm that you have not initiated and have no current claim, grievance, arbitration, charge, complaint, action or proceeding whatsoever, in any forum or form, against the Company, Avangrid, Inc. or its affiliates, including their parents, subsidiaries or other entities of their corporate group, joint ventures, or their respective current and former directors, officers, employees, agents, insurers, stockholders, shareholders, representatives, successors or assigns. In the event that any such action does exist or is initiated by you against the Company, Avangrid, Inc. or its current and former affiliates, including their parents, subsidiaries, and other entities of their corporate group, joint ventures, or their respective current and former officers, directors, employees, agents, insurers, stockholders, shareholders, representatives, successors or assigns, at any time in the future, based on any right or claim that arose on or before your execution of this Agreement, you shall not be entitled to recover any relief or recovery there from, including costs and attorneys’ fees, and you shall immediately terminate any such proceeding. To the extent that the law prohibits you from waiving your right to bring and/or participate in the investigation of a claim, you nevertheless waive your right to seek or accept any damages or relief in any proceeding by another individual or entity.

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16.	Waiver

Waiver of any breach of any provision of this Agreement shall not be deemed as a waiver of any other breach of the same, or of any other provision of this Agreement.

17.	Counterparts

This Agreement may be executed in one or more counterparts, all of which together shall constitute a single document.

18.	Voluntary and Knowing Execution

This Agreement includes a release of all known and unknown claims and has other important legal consequences. You expressly acknowledge that you have carefully read this Agreement and understand it, that you have had ample time to consider this Agreement, that you have had a full opportunity to review this Agreement with an attorney of your choice, and that you are entering into it voluntarily, knowingly and with such advice from your attorney as you deem appropriate.

To formally accept the terms of this Agreement and the consideration provided under this Agreement, please sign and return this Agreement to me on or before the end of the consideration period described in Section 11 hereof. We recommend that you keep a copy of this document for your records.

Sincerely,

/s/ Kyra Patterson

Kyra Patterson
Senior Vice President – Chief Human Resources Officer

Accepted this 24th day of June, 2022 by:

Robert D. Kump	/s/ Robert D. Kump

[Printed Name]	[Signature]

Sign and Return This Agreement to: Kyra Patterson Chief Human Resources Officer 180 Marsh Hill Road Orange, CT06477

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Exhibit A

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EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and among Iberdrola USA, Inc., a New York corporation (the “Company”), Iberdrola USA Management Corporation, a Delaware corporation (“IUMC”), and Robert D. Kump (the “Executive”) as of October 1, 2010.

The Board of Directors of the Company (the “Board”) and the Board of Directors of IUMC have determined that it is in the best interests of the Company and IUMC, respectively, that the Executive continue his employment as a member of the management of the Company and of IUMC.

The Executive is willing to commit himself to serve the Company and IUMC, on the terms and conditions herein provided.

In order to effect the foregoing, the Company, IUMC and the Executive wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.      Defined Terms. The definitions of capitalized terms used in this Agreement, unless otherwise defined herein, are provided in Section 15 hereof.

2.      Employment. IUMC hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company and IUMC, on the terms and conditions set forth herein, during the term of this Agreement (the “Term”).

3.      Term of Agreement. The Term will commence on the date hereof and end on the Date of Termination.

4.      Position and Duties. The Executive shall serve as Chief Executive Officer of the Company and shall have such responsibilities, duties and authority that are consistent with such position as may from time to time be assigned to the Executive by the Board. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company and its subsidiaries and affiliates. The Executive recognizes that his duties will require, at the Company’s expense, travel to domestic and international locations.

5.      Compensation and Related Matters.

5.1.     Base Salary. IUMC shall pay the Executive a base salary (“Base Salary”) during the period of the Executive’s employment hereunder, which shall be at an initial rate of Six Hundred Thousand Dollars ($600,000.00) per annum. The Base Salary shall be paid in accordance with the Company’s standard payroll practices. The Base Salary shall not be decreased during the Term.

5.2.     2010 Annual Bonus. The Company shall pay to Executive a bonus in respect of his work under this Agreement during 2010 in accordance with this Section 5.2 (the “2010 Bonus”).

Executive shall be eligible to receive a bonus in respect of the period from October 1, 2010 through December 31, 2010 of up to One Hundred Fifty Thousand Dollars ($150,000), as determined by the Company based upon the achievement at the “Good” level of Iberdrola-wide and Company-wide objectives set in connection with the Company’s Annual Executive Incentive Plan (the “AEIP”) and individual objectives set by the Company. Any bonus awarded under this paragraph shall be payable at the time the Company generally pays such bonuses to participants in the AEIP, but in no event later than March 15, 2011.

The 2010 Bonus shall be in lieu of any participation by the Executive in the AEIP and Executive hereby forfeits and waives any participation in the AEIP in respect of 2010.

5.3.     Annual Bonus. Beginning in 2011 and thereafter for each year during the Term, Executive shall be eligible to participate in the Annual Executive Incentive Plan (“AEIP”), Executive’s AEIP opportunity at target under the AEIP shall be equal to 55% of his Base Salary at the beginning for such year, and the maximum opportunity shall be equal to 110% of the Base Salary.

5.4.     Strategic Bonus Program. Executive shall be eligible to participate in the Iberdrola, S.A. Strategic Bonus Program and any successor thereto (the “Program”) beginning with new grants that occur after the date hereof, the first of which is expected to occur in 2011. The Executive’s maximum opportunity for the first award under the Program shall be decided upon approval of the new Program by the Remuneration Committee of Iberdrola SA and will be set with reference to Executive’s level according to the Iberdrola Group classification system. Participation in the Program shall be in lieu of any participation in the Company’s Performance Share Plan. In the event Executive’s employment continues beyond March 31, 2011 and he shall not have received a grant under the Program by such date, then in lieu of participation in the Program the Company shall continue to make annual grants to the Executive under its Performance Share Plan (or any successor thereto) in an amount at least as much as the grant received by the Executive in 2010 until such time as the Executive begins participation in the Program.

5.5.     Non-qualified Individual Account Balance Deferred Compensation Arrangement.

(A)

As of the date first mentioned above, Executive will be a participant in an employer-funded non-qualified individual account deferred compensation arrangement (the “Arrangement”) to be provided by the Company. Benefits will be payable to the Executive or his designated beneficiary under the terms of the Arrangement. The Arrangement may be subject to an agreement whereby a financial vehicle within the Company’s best practice principles (“the Vehicle”) is constituted, and under which contributions will be set aside to fund the Executive’s benefits under the Arrangement. Funds within the Vehicle may be invested as directed by the Fiduciary Committee of the Company, including investments held by insurance companies. The Arrangement will be put in place on or before December 31, 2010 and contributions in respect of 2010 shall be made on or before such date.

(B)

The Company shall make contributions under the Arrangement for the Executive’s benefit in an annual amount equal to 10% of the Base Salary. Contributions under the Arrangement shall be made not less than annually.

(C)

The Company shall use its best efforts to structure the Vehicle in a manner that will defer inclusion of Arrangement benefits in the Executive’s taxable income until such amounts are actually received by the Executive.

(D)

Upon Executive’s termination of employment with the Company or upon Executive’s retirement, the Company will make one final contribution corresponding to the year of termination. The final contribution will be calculated on a prorated basis, based on the portion of the contribution period during which Executive was employed by the Company. Other than as stated in this Section 5.5(D), all of the Company’s obligations to make contributions under the Arrangement will immediately cease upon termination of the Executive’s employment for any reason.

(E)

The form of payment to Executive or his designated beneficiary shall be as specified in the Arrangement and may be made as a single lump sum, instalment payments, a life annuity, a joint and survivor annuity, or any combination thereof, as timely elected by the Executive in accordance with the Arrangement.

(F)

Executive shall not be eligible to participate in the Energy East Supplemental Executive Retirement Plan (the “SERP”) or the Energy East Excess Plan (the “Excess Plan”), and Executive agrees to, and hereby does, waive, relinquish and forfeit all rights to participation in the SERP and the Excess Plan.

5.6.     Amounts Owed Pursuant to Agreement and Release. Executive and the Company acknowledge and agree that the Agreement and Release between Executive and the Company executed on September 25, 2009 shall remain in full force and effect (to the extent not previously satisfied) except as amended herein. Executive and the Company agree that the amount payable to Executive pursuant to. Paragraph 2(B) of the Agreement and Release shall be increased by an amount equal to the amount earned by the Energy East Management Corporation Benefit Trust on its investment of $3,333,241 in a financial vehicle to be selected by the Company in a commercially reasonable manner consistent with the goal of obtaining a net guaranteed level of interest without risk of loss of principal. In the event Executive’s employment hereunder is terminated by the Company for Cause or by Executive without Good Reason and early termination or redemption fees are incurred in connection with the financial vehicle referenced in this Section, the amount of such early termination or redemption fees shall be deducted from the amount otherwise payable to Executive hereunder; in any other circumstances, no such early termination or redemption fees may be deducted from the amount otherwise payable to the Executive hereunder. Under no circumstances will any losses with respect to any such investment be passed along to Executive; rather, the Company guarantees that Executive shall receive not less than $3,333,241 at the time payment is due.

5.7.     Benefit and Long-Term Incentive Plans. The Executive shall continue to be entitled to participate in or receive compensation and/or benefits, as applicable, under all “employee benefit plans” (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”)) subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements; provided, however, that Executive shall not be eligible to participate in any compensation plans (except as explicitly referenced in this Agreement) or nonqualified pension benefit plans; and provided further that there shall be no duplication of the compensation and benefits created by this Agreement.

5.8.     Expenses. Upon presentation of reasonably adequate documentation to IUMC, the Executive shall receive prompt reimbursement from IUMC for all reasonable and customary business expenses incurred by the Executive in accordance with IUMC policy in performing services hereunder or prior to the date hereof. In addition, IUMC shall pay Executive’s reasonable attorneys’ fees incurred in connection with the negotiation and drafting of this agreement in an amount not to exceed $5,000.

6.      Compensation Related to Disability. During the Term of this Agreement, during any period that the Executive fails to perform the Executive’s full-time duties with the Company and IUMC as a result of incapacity due to physical or mental illness, IUMC shall pay the Executive’s Base Salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company or any affiliate during such period, until the Executive’s employment is terminated by the Company for Disability; provided, however, that such Base Salary payments shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such Base Salary payment under disability benefit plans of the Company or under the Social Security disability insurance program, which amounts were not previously applied to reduce any such Base Salary payment.

7.      Compensation Related to Termination.

7.1.     Termination by the Company Without Cause, by Executive for Good Reason, or by Reason of Executive’s Death or Disability. If the Executive’s employment shall be terminated by the Company without Cause, by Executive for Good Reason, or by reason of the Executive’s death or disability, Executive shall be entitled to receive (a) a lump sum payment payable six months and one day after the Date of Termination equal to the sum of (i) the Base Salary and (ii) an amount equal to Executive’s AEIP award for the prior year; (b) amounts payable under the AEIP, the Program, and the Performance Share Plan in accordance with their terms; and (c) all compensation and benefits payable to the Executive through the Date of Termination under any compensation or benefit plan, program or arrangement maintained by the Company or IUMC during such period and in which Executive participated as of the Date of Termination. In addition, unless IUMC elects to waive Executive’s compliance with the provisions of Section 9 of the Employee Invention and Confidentiality Agreement made as of February 8, 2001 between Executive and IUMC from and after the date that is six months after the Date of Termination, IUMC shall make an additional lump sum payment to the Executive equal to six months of the Base Salary, payable on the date that is nine months after the Date of Termination; provided that IUMC must give notice of such election no later than three months after the Date of Termination.

7.2.     Termination by the Company for Cause; Termination by Executive Without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by Executive without Good Reason, IUMC shall pay (a) the Executive’s Base Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given; and (b) all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Agreement or any compensation or benefit plan, program or arrangement maintained by the Company or IUMC during such period and in which Executive participated as of the Date of Termination.

7.3.     No Further Liability; Release. Other than providing the compensation and benefits provided for in accordance with this Section 7, the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement. The payment of any amounts pursuant to this Section 7 (other than payments required by law) is expressly conditioned upon the delivery by Executive to the Company of a release in a form to be provided by the Company of any and all claims Executive may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Executive’s employment by the Company and the termination of such employment. The Company shall provide such release to Executive not more than fifteen days after the Date of Termination.

8.      Termination Procedures.

8.1.     Notice of Termination. During the Term of this Agreement, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other parties hereto in accordance with Section 11 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, if the termination is purported to be by the Company for Cause or by Executive for Good Reason, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment.

8.2.     Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive’s employment during the Term of this Agreement, shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the fulltime performance of the Executive’s duties during such thirty (30) day period), and (iii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which shall not (except in the case of a termination for Cause) be less than thirty or more than sixty days (except in the case of a termination without Cause, in which event such date shall be no more than ninety days) from the date such Notice of Termination is given.

9.      Employee Invention and Confidentiality Agreement. Executive agrees that he continues to be bound by the Employee Invention and Confidentiality Agreement made as of February 8, 2001 between Executive and IUMC (the “Confidentiality Agreement”). Notwithstanding the foregoing, the parties agree that, in light of the consideration Executive is receiving under this Agreement, Executive shall in no event be eligible to receive any payments pursuant to Section 10 of the Confidentiality Agreement, including but not limited to Special Severance Payments (as defined therein). In addition, the parties agree that the definition of “Territory” in Section 17.12 thereof shall be deleted and replaced with the following language: “‘Territory’ shall mean every state in which the Company or any of its direct or indirect subsidiaries operates as of the Date of Termination, which as of October 15, 2010 comprises Connecticut, Massachusetts, Maine, and New York.”

10.    Successors: Binding Agreement.

10.1.     In addition to any obligations imposed by law upon any successor to the Company or IUMC, the Company or IUMC will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or IUMC, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company or IUMC would be required to perform it if no such succession had taken place.

10.2.     This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

11.    Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company and IUMC:

Iberdrola USA, Inc.

Iberdrola USA Management Corporation

18 Link Drive; P.O. Box 5224

Binghamton, NY 13902-5224

Attention: Vice President – Human Resources

With a copy to:

Robert N. Holtzman, Esq.

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

To the Executive:

Robert D. Kump

77 Woodlands Drive

Falmouth, Maine 04105

With a copy to:

Wayne N. Outten, Esq.

Outten & Golden LLP

3 Park Avenue, 29th Floor

New York, New York 10016

12.     Miscellaneous.

12.1.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officers as may be specifically designated by the Board. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein, except as otherwise specifically provided in this Agreement, is hereby terminated and cancelled. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York. There shall be withheld from any payments provided for hereunder any amounts required to be withheld under federal, state or local law and any additional withholding amounts to which the Executive has agreed. The obligations under this Agreement of the Company, IUMC or the Executive which by their nature and terms require satisfaction after the end of the Term shall survive such event and shall remain binding upon such party.

12.2.   References in this Agreement to employee benefit plans, compensation plans, incentive plans, pension plans, disability policies or similar plans, programs or arrangements of the Company include such plans, programs or arrangements of IUMC if maintained for the benefit of the Company’s executives or employees of IUMC.

12.3.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile or electronically transmitted signatures shall be treated as original signatures for all purposes.

13.     Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.     Settlement of Disputes; Arbitration. All claims by the Executive, for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive’s claim has been denied. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York in accordance with the Employment Dispute Resolution rules of the American Arbitration Association then in effect. The arbitrator shall award attorneys’ fees and costs to the prevailing party in any such arbitration proceeding. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

15.     Definitions. For purposes of this Agreement, the following terms shall have the meaning indicated below:

(A)     “Base Salary” shall have the meaning stated in Section 5.1 hereof.

(B)     “Board” shall mean the Board of Directors of the Company.

(C)     “Cause” for termination by the Company of the Executive’s employment, for purposes of this Agreement, shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company and IUMC (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or Executive’s resignation for Good Reason) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.

(D)     “Company” shall mean Iberdrola USA, Inc. and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(E)     “Date of Termination” shall have the meaning stated in Section 8.2 hereof.

(F)     “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company and IUMC for a period of at least four months, the Company shall have thereafter given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.

(G)     “Executive” shall mean the individual named in the first paragraph of this Agreement.

(H)     “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent), of any of the following acts by the Company, unless such act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(a)	the removal from Executive of his title of Chief Executive Officer;

(b)

the assignment to Executive of duties, responsibilities, or authorities, or failure to assign to Executive duties, responsibilities, or authorities, consistent with his position as the chief executive officer of the Company; or

(c)

the Company requires Executive, without his consent, to move his principal office to a location that would cause Executive’s regular commute to be both (i) substantially longer than his commute prior to such move and (ii) in excess of one hour.

(I)     “Notice of Termination” shall have the meaning stated in Section 8.1 hereof.

(J)     “Term” shall have the meaning stated in Section 3 hereof.

16.     Section 409A of the Code. It is the intention of the parties that this letter comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder (“Section 409A”), and this letter will be interpreted in a manner intended to comply with Section 409A. All payments under this letter are intended to be excluded from the requirements of Section 409A or be payable on a fixed date or schedule in accordance with Section 409A(a)(2)(iv). The Company shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you in connection with this letter (including any taxes and penalties under Section 409A), and shall indemnify and hold you (or any beneficiary) harmless from any or all of such taxes or penalties. Notwithstanding anything in this letter to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and you are not “disabled” within the meaning of Section 409A(a)(2)(C), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is six (6) months after the date of your “separation from service” (as defined in Section 409A and any Treasury Regulations promulgated thereunder) or, if earlier, your date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of this letter, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

[Remainder of the page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement.

IBERDROLA USA, INC.

By:	/s/ Paul K. Connolly, Jr.

Name:	Paul K. Connolly, Jr.
Title:	Vice President, General Counsel, and Secretary

IBERDROLA USA MANAGEMENT CORPORATION

By:	/s/ Paul K. Connolly, Jr.

Name:	Paul K. Connolly, Jr.
Title:	Vice President, General Counsel, and Secretary

EXECUTIVE

/s/ Robert D. Kump
Robert D. Kump

Exhibit B

EMPLOYEE INVENTION AND CONFIDENTIALITY AGREEMENT EXECUTIVE

THIS EMPLOYEE INVENTION AND CONFIDENTIALITY AGREEMENT (this “Agreement,” which includes all appendices and schedules) is made as of this 8th day of February, 2001, by and between ENERGY EAST MANAGEMENT CORPORATION (the “Company”) and Robert D. Kump (“me” or “I”).

WHEREAS, during the course of my employment, the Company will entrust to me as a corporate executive highly sensitive confidential and proprietary information and will make a substantial investment in developing my skills and expertise as a Manager;

WHEREAS, the Company has a vital interest in maintaining its confidential information and trade secrets, as well as rights to inventions, since doing so allows the Company to compete fairly and enhances the value of the Company to shareholders and job security for employees;

WHEREAS, the Company invests substantial resources in developing the skills and expertise of its employees and in forging strong and profitable relationships with its customers; and

WHEREAS, the Company desires to continue to procure my services and I am willing to be employed with the Company upon the terms and subject to the conditions set forth below;

NOW, THEREFORE, in consideration of my continued employment with the Company and the other good and valuable consideration described in this Agreement, I agree to be employed by the Company, upon the following terms and conditions:

1.      Definitions. The definitions of certain capitalized terms used in this Agreement are provided in Section 17 hereof or parenthetically in the body of this Agreement.

2.      Disclosure and Assignment of Inventions. With respect to Inventions made or conceived by me, whether or not during my hours of employment or with the use of Company facilities, materials, or personnel, either solely or jointly with another or others, during (i) my employment with the Company, or (ii) within one (1) year after termination of my employment, without royalty or other consideration to me therefor:

2.1.    I shall inform the Company promptly and fully of such Invention by a written report setting forth in detail the procedures employed and the results achieved. I shall submit a report to the Company upon completion of any and all studies or research projects undertaken on the Company’s behalf, whether or not a given project has, in my opinion, resulted in an Invention.

2.2.    I shall apply, at the Company’s request and expense, for United States and foreign letters patent or copyright registration either in my name or otherwise as the Company shall desire.

2.3.    I shall assign to the Company all of my rights to such Inventions, and to applications for United States and/or foreign letters patent and copyrights, and to United States and/or foreign letters patent and copyrights granted upon or issued in respect of such Inventions.

2.4.    I shall acknowledge and deliver promptly to the Company (without charge to the Company but at its expense) such written instruments and do such other acts, such as giving testimony in support of my inventorship or original authorship, as may be necessary in the opinion of the Company to obtain and maintain United States and/or foreign letters patent and copyright registrations and to vest the entire right and title thereunto in the Company.

2.5    I will not disclose to any third party outside of the Company, or otherwise publish, any Invention without the Company’s prior written permission. These restrictions will not apply to Inventions in the public domain through disclosures authorized by the Company.

3.	Rights in Other Matter. I agree that:

3.1.    The Company shall have the royalty-free right to use in its businesses, and to use, make, and sell products, processes, and/or services derived from any inventions, discoveries, concepts, and ideas, whether or not patentable or copyrightable, including but not limited to processes, methods, formulas, and techniques, as well as improvements thereof or know-how related thereto, which are not within the scope of Inventions but which are conceived or made by me during the hours which I am employed by the Company or with the use or assistance of the Company’s facilities, materials, or personnel.

3.2.    All Works created by me, both past and future, during my employment by the Company will be and remain exclusively the property of the Company. Each such Work is a “work made for hire” and the Company may file applications to register copyright as author thereof. I assign to the Company all rights, including all copyright rights throughout the world, including all renewals and extensions thereof, in and to all Works created by me, both past and future, during my employment by the Company. I will take whatever steps and do whatever acts the Company requests, including but not limited to, placement of the Company’s proper copyright notice on such Works to secure or aid in securing copyright protection and will assist the Company or its nominees in filing applications to register claims of copyright in such Works. I will not reproduce, distribute, display publicly, or perform publicly, alone or in combination with any data processing or network system, any Works of the Company without the written permission of the Company.

4.      Confidentiality. I acknowledge that all Confidential Information is and shall at all times remain the property of the Company. I agree that, except as required in my duties to the Company, I will never, directly, indirectly or otherwise use, disseminate, disclose, lecture upon or

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publish articles concerning, Confidential Information without having first obtained written permission from the Company to do so. I will safeguard and maintain on Company premises, to the extent possible in the performance of my work for the Company, all documents and things that contain or embody Confidential Information. These restrictions will not apply, however, to any information in the public domain through disclosure authorized by the Company.

5.      Return of Documents. Upon termination of my employment with the Company, I will return to or leave with the Company all documents, records, notebooks, and other repositories of or containing Confidential Information, including all copies thereof, as well as all originals and all copies of Works, or other tangible Company property, whether prepared by me or others, then in my possession or under my control.

6.      Nonassertion. Except for matters listed in Appendix A to this Agreement, I will not assert any rights under any inventions, discoveries, concepts, or ideas or improvements thereof, or know how related thereto, as having been made or acquired by me prior to my being employed by the Company, or since the date of my employment and not otherwise covered by the terms of this Agreement.

7       Nonsolicitation. Subject to the provisions of Section 10 and independent of any obligations I might have under Section 9, for a period of one (1) year after termination of my employment with the Company for any reason or for no reason, I will not, directly or indirectly, (a) divert or attempt to divert any person, concern or entity which is furnished services by the Company from doing business with the Company or otherwise to change its relationship with the Company; or (b) induce or attempt to induce any customer or supplier of the Company to cease being a customer or supplier of the Company or otherwise to change its relationship with the Company; or (c) render services, directly or indirectly, to any Conflicting Organization in connection with the sale, merchandising, or promotion of a Conflicting Product to any customer or supplier, or prospective customer or supplier, of the Company with whom I had direct or indirect contact or about whom I may have acquired any knowledge during the two (2) years prior to termination of my employment with the Company.

8.      Solicitation of Employees. I agree that, during my employment with the Company and for a period of one (1) year following termination of my employment with the Company for any or no reason, I shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the Company for any reason whatsoever, or hire or solicit the services of any employee of the Company.

9.      Restrictions on Competition. Subject to the provisions of Section 10 and independent of any obligations that I might have under Section 7, for a period of one (1) year after termination of my employment with the Company for any reason or for no reason, I will not render services, directly or indirectly, within the Territory to or for any Conflicting Organization, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation, or entity. I may, however, accept employment or

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perform services in the Territory to or for a Conflicting Organization whose business is diversified, and which as to the part of the business in which I am engaged is not a Conflicting Organization, provided that the Company, prior to my accepting such employment or performing such services, shall receive separate written assurances satisfactory to the Company from such Conflicting Organization and from me, that I will not render services directly or indirectly in connection with any Conflicting Product. I recognize that the Company conducts or intends to conduct business within the Territory, and therefore, I agree that this restriction is reasonable and necessary to protect the Company’s business.

10.	Consideration And Wage Maintenance.

10.1    If I am entitled to receive Severance Payments as defined in the Severance Agreement based upon the circumstances surrounding termination of my employment with the Company, then such Severance Payments, and other rights and benefits to which I am entitled under the Severance Agreement, shall constitute additional consideration for my covenants, obligations and agreements contained in this Agreement and I will not be entitled to receive any payments set forth in Section 10.2 or 10.2.1, below.

10.2    If I am not entitled to receive Severance Payments as defined in the Severance Agreement based upon the circumstances surrounding termination of my employment with the Company, then as additional consideration for entering into this Agreement, should the Company terminate my employment for any or no reason, the Company will pay me upon termination of my employment, severance benefits calculated using the table set forth in Appendix C, attached hereto and incorporated herein (the “Separation Payments”). The Separation Payments will be paid in installments equal to my Company Monthly Base Pay until paid in full (the “Severance Period”).

10.2.1  If my employment terminates, whether voluntarily or involuntarily, and if I shall be unable to obtain employment consistent with my training and education because of Sections 7 and/or 9 of this Agreement, the Company shall, except as provided in Section 10.1 above, make payments to me equal to my Company Monthly Base Pay at termination for each month, or pro rata periods less than a month, of unemployment (the “Special Severance Payments”). The Special Severance Payments shall be paid monthly commencing the month after the Severance Period ends or, if I am not eligible for Separation Payments under Section 10.2, then upon my termination of employment. The Special Severance Payments will cease on the date of the earlier of: (a) the date one year after the date of my termination of employment; or (b) the date on which I obtain new employment not in conflict with this Agreement (the “Special Severance Period”). The Special Severance Payments shall be made subject to the terms and conditions of this Agreement.

The Company will pay premiums and other payments required for continuation coverage, in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (hereinafter “COBRA”) for the duration of the Severance Period and Special Severance period. Thereafter, premiums and other payments required for any further continuation coverage, in accordance with COBRA, shall be my sole responsibility.

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10.2.2  Before the close of each month of the Special Severance Period, I will give to the Company a written account of my employment status substantially in the form of Appendix D, attached hereto and incorporated herein, and such account shall include a statement by me that I was unable to obtain employment because of the provisions of Sections 7 and/or 9 of this Agreement. Such statement shall be binding on the Company absent a showing by the Company of bad faith by me.

10.2.3  The Company shall, at its option, be relieved of making any Special Severance Payment for any month during which I have failed to account to the Company in accordance with Section 10.2.2.

10.2.4  If the Company so authorizes, I may accept employment not necessarily consistent with my training and education, and my Special Severance Payment shall be the difference between the New Monthly Base Pay earned thereby and my Company Monthly Base Pay at termination, and shall be paid for whichever of the following periods shall be the shortest: (i) the period of time that I shall be so employed, or (ii) the Special Severance Period.

10.2.5  If the Company so authorizes, I may accept available employment consistent with my training and education and the Company shall not be obligated to make Special Severance Payments if the Company gives me written permission to accept such available employment.

11.      Assignability. All my obligations under this Agreement shall be binding upon my heirs, assigns, and legal representatives and all of the obligations of the Company shall be binding upon its successors and assigns. The Company shall have the right to assign this Agreement to a successor to all or substantially all of the business or assets of the Company or any division or part of the Company with which I shall be employed.

12.      Obligations Survive Termination of Employment. Termination of my employment, whether voluntary or involuntary, whether for any or no reason, shall not impair or relieve me of my obligations hereunder.

13.      Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the law of the state of New York. The parties believe that the restrictions and covenants in this Agreement are, under the circumstances, reasonable and enforceable. However, if any one or more of the provisions contained in this Agreement shall, for any reason under the law as it shall then be construed, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. Moreover, if any one or more of the

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provisions contained in this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity, or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

14.      At-Will Employment. I shall be employed at the pleasure of the Company, for no definite term, unless otherwise provided by a separate writing authorized by me and the Company. This means that either party may terminate the employment relationship at any time for any or no reason.

15.      Merger. This Agreement is duly signed by the authorized representatives of the parties and supersedes and replaces any existing Agreement, written or otherwise, entered into by me and the Company relating generally to the same subject matter. This Agreement does not supersede or modify our respective rights and obligations under the Severance Agreement. If I am entitled to receive Separation Payments and/or Special Severance Payments pursuant to this Agreement, I will not be eligible for severance or termination payments under any other company plan. However, nothing in this Agreement shall affect any post-termination compensation and benefits to which I am entitled under the Company’s retirement, insurance and/or benefit plans.

16.      Remedy. Any breach or violation by me of the Agreement, including but not limited to Sections 7 and 9, will result in immediate and irreparable injury to the Company in amounts difficult to ascertain Therefore, should I breach any portion of this Agreement, I agree that the Company shall be entitled to proceed directly to court to obtain the remedies of specific performance and injunctive relief (including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions) without the necessity of posting a bond or other undertakings therewith.

17.      Definitions. In this Agreement, the following terms shall have the meanings here supplied. Terms may be used in the singular or plural.

17.1.    “Company” means Energy East Management Corporation, its successors and assigns, and any of its current or future subsidiaries, or organizations controlled by, controlling, or under common control with it.

17.2.    “I” means the captioned employee, who is also referred to by the use of first person pronouns, such as “me” and “my.”

17.3.    “Confidential Information” means information disclosed to me or known by me as a consequence of, or through, my employment with the Company (including information conceived, originated, discovered, or developed in whole or in part by me), not generally known in the relevant trade or industry, about the Company’s business, products, processes, and services, including but not limited to information relating to research, development, inventions, computer program designs, flow charts, source and object codes, products and services under development,

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pricing and pricing strategies, marketing and selling strategies, power generating, servicing, purchasing, accounting, engineering, cost and costing strategies, sources of supply, customer lists, customer requirements, business methods or practices, training and training programs, and the documentation thereof.

17.4.    “Inventions” means discoveries, concepts, and ideas, whether or not patentable, copyrightable, or protectable as a mask work, including but not limited to processes, methods, formulas, and techniques, as well as improvements thereof or know-how related thereto, relating to any current or prospective activities of the Company with which activities I am acquainted as a consequence of my employment by the Company.

17.5.    “Conflicting Product” means any product, process, or service of any person or organization other than the Company, in existence or under development, which substantially resembles and competes with a product, process, or service upon or with which I work during the one (1) year prior to the termination of my employment by the Company or about which I acquire (at any time) Confidential Information.

17.6.    “Conflicting Organization” means any person or organization or any person or organization controlled by, controlling, or under common control with such person or organization, which is engaged in, or is about to become engaged in, research on or development, production, marketing, or selling of, a Conflicting Product.

17.7.    “Company Monthly Base Pay” means the average monthly stated remuneration for the period in the twelve (12) months prior to termination of my employment with the Company computed before federal, state, and/or local taxes and other withholding, and exclusive of extra compensation, such as that attributable to bonuses or overtime, or employee benefits, such as retirement or pension benefits.

17.8.    “New Monthly Base Pay” means my initial monthly remuneration with a subsequent employer. If I shall then be a salesperson paid by my subsequent employer entirely or partially on a commission basis, my New Monthly Base Pay shall be estimated, and adjusted thereafter, quarterly to conform to my average monthly remuneration from the subsequent employer actually earned for the initial six (6) months in that employ.

17.9.    “Works” means all material and information created by me in the course of or as a result of my employment by the Company which is fixed in a tangible medium of expression, including, but not limited to, notes, drawings, memoranda, correspondence, documents, records, notebooks, flow charts, computer programs, and source and object codes, regardless of the medium m which they are fixed.

17.10    “Severance Payments” shall have the meaning set forth in the Severance Agreement (defined below).

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17.11    “Severance Agreement” shall mean that Agreement titled “Severance Agreement” between the Company and me describing our respective rights and obligations in the event of a Change In Control (as defined therein).

17.12    “Territory” shall mean the states of the United States of America set forth in Appendix B, attached hereto and incorporated herein.

18.      Employee Acknowledgments. I acknowledge that I have read and understand the provisions of this Agreement, that I have been given an opportunity for my legal counsel to review this Agreement, that the provisions of this Agreement are reasonable, and that I have received a copy of this Agreement.

WITNESS our hands as of the 15th day of February, 2001.

EMPLOYEE

ENERGY EAST MANAGEMENT CORPORATION

By:
Title:

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APPENDIX A

List any unpatented or uncopyrighted inventions, discoveries, concepts, ideas, improvements, and developments, whether patentable or unpatentable, copyrighted or uncopyrightable, made or conceived prior to the date of execution of this Agreement which are excluded from this Agreement.

None

NOTE:

If none, state “NONE.” Also, it is not necessary to record issued patents or copyrights, pending patent or copyright applications, or prior inventions previously assigned or agreed to be assigned to others.

Signed:
EMPLOYEE

ENERGY EAST MANAGEMENT CORPORATION

By:
Title:

APPENDIX B

The territory shall be the states of:

Connecticut

Maine

Maryland

Massachusetts

New Hampshire

New Jersey

New York

Pennsylvania

Rhode Island

Vermont

Signed:
EMPLOYEE

ENERGY EAST MANAGEMENT CORPORATION

By:
Title:

APPENDIX C

Separation Payments will be based on the following schedule:

Service	Separation Payment

less than 2 years	1/2 months’ base pay
2 but less than 4 years	1 months’ base pay
4 but less than 6 years	1-1/2 months’ base pay
6 but less than 8 years	2 months’ base pay
8 but less than 10 years	2-1/2 months’ base pay
10 but less than 12 year	3 months’ base pay
12 but less than 15 years	3-1/2 months’ base pay
15 or more	3-1/2 months’ base pay,
Plus one additional weeks’
base pay for each full year
of service beyond 14 years

Separation Payments will be computed as of the termination date. Monthly allowances will be determined by dividing the employee’s current annual base pay by 12 and weekly allowances by dividing the annual base pay by 52.

Signed:
EMPLOYEE

ENERGY EAST MANAGEMENT CORPORATION

By:
Title:

APPENDIX D

Special Severance Payment Notice Letter

Energy East Management Corporation

[                                             ]

[                                             ]

Attn.:	Vice President - [ ]

Re.	Special Severance Payment Notice Letter

Dear

By this letter I request that ENERGY EAST MANAGEMENT CORPORATION (EEMC) issue to me a Special Severance Payment as set forth in my agreement with EEMC titled “Employee Invention and Confidentiality Agreement” dated                              (the “Agreement”). In support of this request, and as required by Section 10 of the Agreement, I hereby certify that I am currently unemployed and that:

(a)	during the month of , 200 , I made the following efforts to obtain employment:

[Describe efforts made and steps taken to obtain employment.]; and

(b)	I was unable to obtain employment because of the provisions of Sections 7 and/or 9 of the Agreement.

Please direct the Special Severance Payment to the address printed beneath my signature.

Very truly yours,

[Name]
[Address]
[Phone]

Richard R. Benson Vice President Chief Administrative Officer 1387 Ithaca-Dryden Road / Ithaca, NY 14850-8810 (607) 347-2351 Fax (607) 347-2568 February 20, 2007

Robert D. Kump

77 Woodlands Drive

Falmouth, ME 04105

Dear Bob:

As you are aware, in 2004 a new Section 409A was added to the Internal Revenue Code by the American Jobs Creation Act of 2004 (the “Act”). The Act has made significant changes in the tax law as it is applied to executive compensation. In late September of 2005 the Internal Revenue Service published proposed regulations relating to compliance with the Act. As a “key employee” under the Act, if severance payments are made to you after termination from employment under the terms of your current Employee Invention and Confidentiality Agreement with Energy East Management Corporation (the “Company”) dated February 8, 2001 (“Agreement”) such payments must be made in compliance with the Act or an excise tax equal to 20% plus interest penalties (payable by you) will be imposed on all such payments.

Under Section 10 of your Agreement you would be entitled to Separation Payments and/or Special Severance Payments if your employment terminates either voluntarily or involuntarily (and you are not eligible for Severance Payments under your Severance Agreement dated February 8, 2001). These payments commence immediately upon termination of employment.

If the Separation Payments and/or Special Severance Payments provided for in your Agreement were made as described therein, these payments could be subject to the excise tax and penalties set forth in the Act and described above.

Under the Act, one of the ways to avoid application of the excise tax and interest penalties to severance due a “key employee” under the terms of an employment agreement such as yours is to defer commencement of payment for six (6) months after separation from employment. We have agreed that, Section 10.2 of your Agreement will be amended to provide as follows:

A. 10.2 If I am not entitled to receive Severance Payments as defined in the Severance Agreement based upon the circumstances surrounding termination of my employment with the Company, then as additional consideration for entering into this Agreement in the event my employment terminates either voluntarily or involuntarily I will receive Separation Pay, in a lump sum: (i) one (1) year’s base salary, plus (ii) an amount equal to the self-

insured premium equivalent for one (1) year of continuation coverage for health care benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). This Separation pay will be paid by the Company six (6) months after my employment terminates, subject to withholding for state, federal and local taxes and such other deductions as are required by law.

B. Sections 10.21 through 10.25 and Appendices “C” and “D” are deleted.

In all other respects, your Agreement remains in full force and effect.

Please sign the acknowledgement and agreement set forth below and return one original to me. The other original is for your file.

Very truly yours,

Acknowledged and Agreed:

Robert D. Kump

Date: 2/28/07

Exhibit C

Robert D. Kump

Expected payments post-retirement

Based on a retirement date of June 24, 2022, the Company confirms/estimates payments due or payouts eligible and timing per retirement and incentive plans as follows:

Days employed during 2022 (175 days/365) = 47.95%

2022 EVP– Executive will be eligible for Executive Variable Pay (“EVP”) payout based on objective results/performance calculated using current salary $705,738, (67.5% target/135% max.) x 47.95% to be paid in March 2023 or when other participants are paid.

’20-’22 LTIP – Executive’s maximum potential shares will be 68,611 (906 days/1096 x 83,000) based on Company performance results to be paid equally in 2023, 2024, 2025 less shares withheld for applicable taxes.

Deferred Comp. Plan – Top-up payment to be made into retiree’s account of $33,837on June 24, 2022. (Salary $705,738 x 10% x 47.95%) – Account balance to be paid on the first business day after 6 months +1 day post retirement. (Dec. 27, 2022)

Accrued and Unused Paid Time-off – 109 Hours of PTO will be paid out less any hours used between June 14 and June 24, 2022. Paid first payroll post retirement date.

SERP Account – To be paid on the first business day after 6 months + 1 day post retirement. (December 27, 2022). Amount will reflect closing balance on 10/24/2022 plus interest credited at a rate compounded daily, equivalent to an effective annual rate of 2.34%, consistent with the terms of the current policy.

Pension – Calculation recently provided by HR (100% J & S with 5-year pop-up) - $11,553/mo.

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